As filed with the United States Securities and Exchange Commission on May 14, 2021

Registration No. 333-233507
Registration No. 333-206564
Registration No. 333-135728
Registration No. 333-129178
Registration No. 333-55738
Registration No. 33-85324
Registration No. 33-74098
Registration No. 33-68560

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-233507

FORM S-8 REGISTRATION STATEMENT NO. 333-206564

FORM S-8 REGISTRATION STATEMENT NO. 333-135728

FORM S-8 REGISTRATION STATEMENT NO. 333-129178

FORM S-8 REGISTRATION STATEMENT NO. 333-55738

FORM S-8 REGISTRATION STATEMENT NO. 33-85324

FORM S-8 REGISTRATION STATEMENT NO. 33-74098

FORM S-8 REGISTRATION STATEMENT NO. 33-68560

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gulfport Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	73-1521290
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3001 Quail Springs Parkway Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip code)

Gulfport Energy Corporation 2019 Amended and Restated Stock Incentive Plan

Gulfport Energy Corporation 2013 Restated Stock Incentive Plan

Gulfport Energy Corporation 2005 Stock Incentive Plan

Gulfport Energy Corporation 1999 Stock Option Plan

(Full title of the plan)

Patrick K. Craine

General Counsel and Corporate Secretary

Gulfport Energy Corporation

3001 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

(405) 252-4600

(Name, address and telephone number, including area

code, of agent for service)

Copy to: Sean T. Wheeler, P.C. Michael W. Rigdon Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 (713) 836-3647

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Gulfport Energy Corporation (the “Company”) to deregister all securities unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement No. 333-233507, filed on August 28, 2019, registering 5,000,000 shares of common stock, par value $0.01 per share of the Company (the “Common Stock”), under the Gulfport Energy Corporation 2019 Amended and Restated Stock Incentive Plan;

●	Registration Statement No. 333-206564, filed on August 25, 2015, registering 4,500,000 shares of Common Stock, under the Gulfport Energy Corporation 2013 Restated Stock Incentive Plan;

●	Registration Statement No. 333-135728, filed on July 12, 2006, registering 4,500,000 shares of Common Stock, under the Gulfport Energy Corporation Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”);

●	Registration Statement No. 333-129178, filed on October 21, 2005, registering 777,269 shares of Common Stock, under the 2005 Plan;

●	Registration Statement No. 333-55738, filed on February 16, 2001, registering 883,386 shares of Common Stock, under the Gulfport Energy Corporation 1999 Stock Option Plan;

●	Registration Statement No. 33-85324, filed on October 14, 1994;

●	Registration Statement No. 33-74098, filed on January 3, 1994; and

●	Registration Statement No. 33-68560, filed on September 8, 1993.

As previously disclosed, on November 13, 2020, the Company and certain of its subsidiaries (together with the Company, the “Debtors”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Debtors’ Chapter 11 Cases are jointly administered under the caption In re Gulfport Energy Corporation, et al., Case No. 20-35562 (DRJ).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of these Post-Effective Amendments all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, State of Oklahoma, on May 14, 2021. No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Act.

Gulfport Energy Corporation (Registrant)
By:	/s/ Patrick K. Craine
Patrick K. Craine
General Counsel and Corporate Secretary

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